VSE Corporation Announces Second Quarter 2022 Results
Revenue Increased 38% Year-over-Year; Record Setting $105 Million Revenue Quarter for Aviation

ALEXANDRIA, Va., July 27, 2022 - VSE Corporation (NASDAQ: VSEC, "VSE", or the "Company"), a leading provider of aftermarket distribution and maintenance, repair and overhaul ("MRO") services for land, sea and air transportation assets for government and commercial markets, today announced results for the second quarter 2022.

SECOND QUARTER 2022 RESULTS
(As compared to the Second Quarter 2021)

▪Total Revenues of $241.7 million increased 38%
▪GAAP Net Income of $7.5 million increased $19.9 million
▪GAAP EPS (Diluted) of $0.59 increased $1.56
▪Adjusted EBITDA of $22.9 million increased 21%
▪Adjusted Net Income of $9.6 million increased 25%
▪Adjusted EPS (Diluted) of $0.75 increased 25%

Aviation segment revenue increased 121% year-over-year to a record $105.0 million in the second quarter 2022. The year-over-year revenue improvement was attributable to share gains within the Business and General Aviation (B&GA) market and continued commercial end-market recovery. Aviation distribution and repair revenue increased 177% and 37%, respectively, in the second quarter 2022 versus the prior-year period. The Aviation segment reported operating income of $6.5 million in the second quarter, compared to an operating loss of $22.3 million in the same period of 2021. Segment adjusted EBITDA increased by 198% in the second quarter to $11.9 million, versus $4.0 million in the prior-year period. Adjusted EBITDA margin was 11.4%, an increase of 293 basis points versus the prior-year period, driven by execution of new program awards and end-market recovery.

Fleet segment revenue increased 12% year-over-year to $64.7 million in the second quarter 2022. Revenues from commercial customers increased 48% on a year-over-year basis, driven by growth in commercial fleet demand and e-commerce fulfillment sales. Commercial revenue represented 40% of total Fleet segment revenue in the period. Segment adjusted EBITDA increased 10% year-over-year to $7.7 million, while adjusted EBITDA margin was 12.0%, flat with the prior-year period.

Federal and Defense segment revenue increased 3% year-over-year to $72.0 million in the second quarter 2022, driven by growth in the Foreign Military Sales (FMS) program with the U.S. Navy along with a steady increase in Defense Logistics Agency (DLA) distribution services, offset by the expiration of a certain U.S. Army contract. Segment adjusted EBITDA declined 58% year-over-year to $3.4 million in the period, given a higher mix of cost-plus contracts. Funded backlog decreased 1% year-to-date to $183 million while bookings decreased 9% year-to-date, primarily driven by the expiration of a certain U.S. Army contract.

STRATEGIC UPDATE

During the second quarter, VSE continued to effectively execute its business transformation roadmap, with a focus on developing a market-leading aftermarket parts distribution and MRO services platform supporting higher-growth end-markets. Building long-term sustainable revenue channels, growing adjusted EBITDA, and optimizing legacy programs remain key focus areas for value creation. The Company’s second quarter results demonstrate strong execution on recently awarded new business, organic investments to drive growth, and the continued optimization of legacy programs.

Building Long-Term, Sustainable Revenue Channels:

•During the second quarter, Aviation achieved its first-ever quarter exceeding $100M of revenue, growing more than 121% year-over-year, supported by growth in distribution and MRO revenue channels, and growth within both commercial and business and general aviation (B&GA) customer markets.
•More than 50% of Aviation second quarter revenue is a result of the successful implementation of more than $1.5B of new awards signed in the last 18 months, and contributions from the 2021 Global Parts Group Inc. acquisition. VSE Aviation successfully launched new programs with a specific focus on the B&GA market. These programs expanded VSE's B&GA customer base from 100 in 2020 to over 3,000 unique B&GA customers in 2022. Further, all programs and integrations are performing ahead of initial expectations.

•Aviation MRO revenue increased 37% versus the prior-year period, driven by higher B&GA flight activity and maintenance, as well as recovery within commercial MRO customers. New, organic repair capability additions and share of wallet expansion in the B&GA space contributed to this outperformance.

•During the second quarter, Fleet continued to generate strong revenue growth across its commercial fleet and e-commerce fulfillment businesses, resulting in a 48% year-over-year increase in commercial revenue. The continued diversification strategy is reflected in commercial revenue now comprising 40% of Fleet segment total revenue, up from 10% in 2019. These results are driven by sustained program execution and strong end-market demand. The Fleet segment continues to expand operations and supply chain capabilities to meet growing demand.

•The Federal and Defense segment won $4 million of new Distribution and Logistics Agency (DLA) awards in the second quarter, representing a 2.5x book-to-bill ratio year-to-date. This revenue channel builds on new capabilities, allowing the Federal and Defense segment to serve its customers by providing more comprehensive solutions for their global supply chain.

Growing Adjusted EBITDA:

•Aviation segment adjusted EBITDA grew to $11.9 million in the second quarter, an increase of 198% versus the prior-year period. Increased MRO activity continued to drive margin expansion. Commercial MRO revenue remains at approximately 75% of 2019 levels, in line with commercial airline end-market activity, and is anticipated to recover by 2024.

•Fleet segment adjusted EBITDA grew to $7.7 million, up 10% year-over-year. The segment's strong focus on commercial growth continues, underpinned by robust class 4-8 and heavy-duty vehicle aftermarket activity.

Optimizing Legacy Programs:

•Fleet segment's USPS revenue grew to $36.9 million, up 4% in the second quarter versus the prior-year period. Servicing all vehicle types in the 230,000+ USPS vehicle fleet, the Fleet segment continues its long history of serving as an essential part of USPS maintenance operations in support of their complex supply chain.

•Federal and Defense revenue on the Naval Sea Systems Command (NAVSEA) contract increased 43% year-over-year in the second quarter of 2022, primarily resulting from efforts related to Foreign Military Sales (FMS) support in Bahrain.

MANAGEMENT COMMENTARY

“During the second quarter, we continued to advance our growth and diversification strategy, while demonstrating focused execution on new program wins, both of which contributed to strong year-over-year growth in revenue and profitability,” stated John Cuomo, President and CEO of VSE Corporation. “We delivered another record-revenue quarter within both Aviation and commercial Fleet, leveraging our customer-centric aftermarket distribution and MRO value proposition. Our results for the first half of 2022 demonstrate the strength and resiliency of the VSE team, and the demand for our products and services in the growing, fragmented markets we serve.”

“Our Aviation segment reported a record quarter, as revenue increased 121% on a year-over-year basis to more than $105 million, while adjusted EBITDA margin increased 293 basis points to 11.4% in the second quarter,” continued Cuomo. “This performance was supported by a combination of recent market share gains, together with improved demand within both commercial aviation and B&GA end-markets. The Aviation segment continues to execute with excellence on both legacy and new programs wins.”

“Within our Fleet segment, commercial revenue increased 48% on a year-year basis in the second quarter, supported by demand across both our commercial fleet and e-commerce channels,” continued Cuomo. “We will continue to make investments in this growing market, as our customers value our team's ability to solve their complex supply chain distribution challenges.”
“We generated strong momentum across all of our business segments in the first half of 2022,” stated Stephen Griffin, CFO of VSE Corporation. “Our second quarter adjusted EBITDA of $22.9 million, up $4.0 million year-over-year, supports the growth and profitability outlook we communicated in first quarter 2022,” continued Griffin. “As previously communicated, we expect to generate positive cash flow for the full year, as well as a corresponding improvement in net leverage. We look forward to updating shareholders on the progress of our strategy during our Investor Day later this year.”

FINANCIAL RESOURCES AND LIQUIDITY

As of June 30, 2022, the Company had $91 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2024. As of June 30, 2022, VSE had total net debt outstanding of $308 million and $84.3 million of trailing-twelve months adjusted EBITDA.

SECOND QUARTER RESULTS

	Three months ended June 30,			Six months ended June 30,
(in thousands, except per share data)	2022	2021	% Change	2022	2021	% Change
Revenues	$241,713	$175,112	38.0%	$472,952	$340,093	39.1%
Operating income (loss)	$14,151	$(12,714)	NM(1)	$26,065	$(3,111)	NM(1)
Net income (loss)	$7,548	$(12,366)	NM(1)	$13,792	$(7,255)	NM(1)
EPS (Diluted)	$0.59	$(0.97)	NM(1)	$1.08	$(0.59)	NM(1)

(1) Not meaningful as prior period was a net loss

SECOND QUARTER SEGMENT RESULTS

The following is a summary of revenues and operating income (loss) for the three and six months ended June 30, 2022 and June 30, 2021:

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2022	2021	% Change	2022	2021	% Change
Revenues:
Aviation	$105,019	$47,515	121.0%	$198,309	$91,886	115.8%
Fleet	64,742	58,057	11.5%	131,772	112,804	16.8%
Federal & Defense	71,952	69,540	3.5%	142,871	135,403	5.5%
Total revenues	$241,713	$175,112	38.0%	$472,952	$340,093	39.1%

Operating income (loss):
Aviation	$6,450	$(22,272)	NM(1)	$14,072	$(22,604)	NM(1)
Fleet	5,366	4,000	34.2%	11,747	9,741	20.6%
Federal & Defense	2,552	6,999	(63.5)%	1,864	12,024	(84.5)%
Corporate/unallocated expenses	(217)	(1,441)	(84.9)%	(1,618)	(2,272)	(28.8)%
Operating income (loss)	$14,151	$(12,714)	(211.3)%	$26,065	$(3,111)	(937.8)%

(1) Not meaningful as prior period was a net loss

The Company reported $1.5 million and $2.7 million of total capital expenditures for three and six months ended June 30, 2022.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles ("GAAP"), this earnings release also contains Non-GAAP financial measures. These measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures is included in the supplemental schedules attached.

NON-GAAP FINANCIAL INFORMATION

Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2022	2021	2022	2021
Net income (loss)	$7,548	$(12,366)	$13,792	$(7,255)
Adjustments to net income:
Acquisition, integration and restructuring costs	344	236	632	546
Executive transition costs	—	905	—	905
Inventory reserve	—	24,420	—	24,420
Non-recurring professional fees	—	—	218	—
Forward contract loss provision	—	—	3,482	—
Russia/Ukraine conflict (1)	2,335	—	2,335	—
	10,227	13,195	20,459	18,616
Tax impact of adjusted items	(669)	(5,541)	(1,665)	(5,619)
Adjusted net income	$9,558	$7,654	$18,794	$12,997
Weighted average dilutive shares	12,811	12,702	12,807	12,391
Adjusted EPS (Diluted)	$0.75	$0.60	$1.47	$1.05

(1) Adjustment represents a non-cash charge recorded to reduce the carrying amount of accounts receivable and inventory related to the Russia/Ukraine military conflict.

Reconciliation of Consolidated EBITDA and Adjusted EBITDA to Net Income

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2022	2021	2022	2021
Net income (loss)	$7,548	$(12,366)	$13,792	$(7,255)
Interest expense	3,872	2,666	7,481	5,696
Income taxes	2,731	(3,014)	4,792	(1,552)
Amortization of intangible assets	4,437	4,603	9,173	8,891
Depreciation and other amortization	1,659	1,424	3,258	2,784
EBITDA	20,247	(6,687)	38,496	8,564
Acquisition, integration and restructuring costs	344	236	632	546
Executive transition costs	—	905	—	905
Inventory reserve	—	24,420	—	24,420
Non-recurring professional fees	—	—	218	—
Forward contract loss provision	—	—	3,482	—
Russia/Ukraine conflict (1)	2,335	—	2,335	—
Adjusted EBITDA	$22,926	$18,874	$45,163	$34,435

(1) Adjustment represents a non-cash charge recorded to reduce the carrying amount of accounts receivable and inventory related to the Russia/Ukraine military conflict.

Adjusted EBITDA Summary
	Three months ended June 30,			Six months ended June 30,
(in thousands)	2022	2021	% Change	2022	2021	% Change
Aviation	$11,935	$4,009	197.7%	$22,798	$6,231	265.9%
Fleet	7,741	7,041	9.9%	16,532	15,122	9.3%
Federal & Defense	3,443	8,123	(57.6)%	7,209	13,902	(48.1)%
Adjusted Corporate expenses (2)	(193)	(299)	(35.5)%	(1,376)	(820)	67.8%
Adjusted EBITDA	$22,926	$18,874	21.5%	$45,163	$34,435	31.2%

(2) Includes certain adjustments not directly attributable to any of our segments.

Reconciliation of Segment EBITDA and Adjusted EBITDA to Operating Income (Loss)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2022	2021	2022	2021
Aviation
Operating income (loss)	$6,450	$(22,272)	$14,072	$(22,604)
Depreciation and amortization	3,110	2,554	6,145	5,108
EBITDA	9,560	(19,718)	20,217	(17,496)
Acquisition, integration and restructuring costs	40	—	246	—
Inventory reserve	—	23,727	—	23,727
Russia/Ukraine conflict (1)	2,335	—	2,335	—
Adjusted EBITDA	$11,935	$4,009	$22,798	$6,231

Fleet
Operating income	$5,366	$4,000	$11,747	$9,741
Depreciation and amortization	2,246	2,348	4,575	4,688
EBITDA	7,612	6,348	16,322	14,429
Acquisition, integration and restructuring costs	129	—	210	—
Inventory reserve	—	693	—	693
Adjusted EBITDA	$7,741	$7,041	$16,532	$15,122

Federal & Defense
Operating income	$2,552	$6,999	$1,864	$12,024
Depreciation and amortization	739	1,124	1,711	1,878
EBITDA	$3,291	$8,123	$3,575	$13,902
Forward contract loss provision	—	—	3,482	—
Acquisition, integration and restructuring costs	152	—	152	—
Adjusted EBITDA	$3,443	$8,123	$7,209	$13,902

(1) Adjustment represents a non-cash charge recorded to reduce the carrying amount of accounts receivable and inventory related to the Russia/Ukraine military conflict.

Reconciliation of Operating Cash to Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2022	2021	2022	2021
Net cash (used in) provided by operating activities	$(1,964)	$(17,601)	$(20,138)	$(53,968)
Capital expenditures	(1,477)	(3,049)	(2,746)	(5,158)
Free cash flow	$(3,441)	$(20,650)	$(22,884)	$(59,126)

Reconciliation of Debt to Net Debt

	June 30,	December 31,
(in thousands)	2022	2021
Principal amount of debt	$310,356	$286,734
Debt issuance costs	(1,746)	(2,165)
Cash and cash equivalents	(371)	(518)
Net debt	$308,239	$284,051

The non-GAAP Financial Information set forth in this document is not calculated in accordance with GAAP under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, net debt and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for acquisition-related costs, forward contract loss provision and other discrete items, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for the discrete items as identified above. Net debt is defined as total debt less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures.

CONFERENCE CALL

A conference call will be held Thursday, July 28, 2022 at 8:30 A.M. EST to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	(877) 407-0789
International Live:	(201) 689-8562
Audio Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1558232&tp_key=b7dc062da4

To listen to a replay of the teleconference through August 11, 2022:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Replay PIN Number:	13731169

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include MRO services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE’s services and products, visit www.vsecorp.com.

AVIATION
Distribution & MRO Services

VSE’s Aviation segment provides aftermarket MRO and distribution services to commercial, business and general aviation, cargo, military/defense and rotorcraft customers globally. Core services include parts distribution, component and engine accessory MRO services, rotable exchange and supply chain services.

FLEET
Distribution & Fleet Services

VSE's Fleet segment provides parts, inventory management, e-commerce fulfillment, logistics, supply chain support and other services to the commercial aftermarket medium- and heavy-duty truck market, the United States Postal Service (USPS), and the United States Department of Defense. Core services include parts distribution, sourcing, IT solutions, customized fleet logistics, warehousing, kitting, just-in-time supply chain management, alternative product sourcing, engineering and technical support.

FEDERAL & DEFENSE
Logistics & Sustainment Services

VSE's Federal & Defense segment provides aftermarket MRO and logistics services to improve operational readiness and extend the lifecycle of military vehicles, ships and aircraft for the U.S. Armed Forces, federal agencies and international defense customers. Core services include base operations support, procurement, supply chain management, vehicle, maritime and aircraft sustainment services, IT and data management services and energy consulting.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about July 28, 2022 for more details on our second quarter 2022 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2021 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, the impact of widespread health developments, the health and economic impact thereof, and the governmental, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2021. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Noel Ryan
(720) 778-2415
investors@vsecorp.com

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$371	$518
Receivables (net of allowance of $3.5 million and $1.7 million, respectively)	102,194	76,587
Unbilled receivables	41,310	31,882
Inventories	337,753	322,702
Other current assets	24,958	32,304
Total current assets	506,586	463,993

Property and equipment (net of accumulated depreciation of $70 million and $66 million, respectively)	42,237	42,486
Intangible assets (net of accumulated amortization of $116 million and $135 million, respectively)	99,090	108,263
Goodwill	248,837	248,753
Operating lease right-of-use asset	25,241	27,327
Other assets	25,232	27,736
Total assets	$947,223	$918,558

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$14,162	$14,162
Accounts payable	112,935	115,064
Accrued expenses and other current liabilities	48,226	49,465
Dividends payable	1,279	1,273
Total current liabilities	176,602	179,964

Long-term debt, less current portion	294,448	270,407
Deferred compensation	11,977	14,328
Long-term lease obligations under operating leases	24,537	27,168
Deferred tax liabilities	8,376	9,108
Other long-term liabilities	—	250
Total liabilities	515,940	501,225

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 23,000,000 shares; issued and outstanding 12,794,421 and 12,726,659, respectively	640	636
Additional paid-in capital	91,051	88,515
Retained earnings	339,592	328,358
Accumulated other comprehensive loss	—	(176)
Total stockholders' equity	431,283	417,333
Total liabilities and stockholders' equity	$947,223	$918,558

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Revenues:
Products	$143,576	$84,463	$280,807	$163,043
Services	98,137	90,649	192,145	177,050
Total revenues	241,713	175,112	472,952	340,093

Costs and operating expenses:
Products	130,978	101,325	253,433	172,037
Services	91,282	80,848	182,510	161,188
Selling, general and administrative expenses	865	1,050	1,771	1,088
Amortization of intangible assets	4,437	4,603	9,173	8,891
Total costs and operating expenses	227,562	187,826	446,887	343,204

Operating income (loss)	14,151	(12,714)	26,065	(3,111)

Interest expense, net	3,872	2,666	7,481	5,696

Income (loss) before income taxes	10,279	(15,380)	18,584	(8,807)

Provision for income taxes	2,731	(3,014)	4,792	(1,552)

Net income (loss)	$7,548	$(12,366)	$13,792	$(7,255)

Basic earnings (loss) per share	$0.59	$(0.97)	$1.08	$(0.59)

Basic weighted average shares outstanding	12,778,355	12,702,366	12,760,026	12,391,166

Diluted earnings (loss) per share	$0.59	$(0.97)	$1.08	$(0.59)

Diluted weighted average shares outstanding	12,811,078	12,702,366	12,807,249	12,391,166

Dividends declared per share	$0.10	$0.09	$0.20	$0.18

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the six months ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$13,792	$(7,255)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,850	12,267
Deferred taxes	(790)	(3,872)
Stock-based compensation	2,675	2,256
Inventory valuation adjustment	1,094	24,420
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(25,607)	(17,558)
Unbilled receivables	(9,428)	(4,378)
Inventories	(16,145)	(45,157)
Other current assets and noncurrent assets	8,884	(16,693)
Accounts payable and deferred compensation	(4,848)	(8,017)
Accrued expenses and other current and noncurrent liabilities	(2,615)	10,019

Net cash used in operating activities	(20,138)	(53,968)

Cash flows from investing activities:
Purchases of property and equipment	(2,746)	(5,158)
Proceeds from the sale of property and equipment	—	14
Proceeds from the payment on notes receivable	3,073	1,138
Cash paid for acquisitions, net of cash acquired	—	(14,785)

Net cash provided by (used in) investing activities	327	(18,791)

Cash flows from financing activities:
Borrowings on loan agreement	236,194	258,497
Repayments on loan agreement	(212,572)	(234,976)
Proceeds from issuance of common stock	486	52,017
Earn-out obligation payments	(1,000)	—
Payments of taxes for equity transactions	(892)	(681)
Dividends paid	(2,552)	(2,139)

Net cash provided by financing activities	19,664	72,718

Net decreases in cash and cash equivalents	(147)	(41)
Cash and cash equivalents at beginning of period	518	378
Cash and cash equivalents at end of period	$371	$337